EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Fourth Quarter and Year End 2013 Financial Results

THE WOODLANDS, Texas, March 13, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the fourth quarter and year ended December 31, 2013.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $75.8 million as of December 31, 2013 as compared to $24.2 million as of December 31, 2012. Net cash of approximately $24.4 million was used in operating activities during the year ended December 31, 2013 as compared to $13.5 million for the year ended December 31, 2012. The major use of cash during 2013 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during 2013 was approximately $911,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®. Cash provided by financing activities during 2013 was approximately $77.0 million primarily due to the public offering of 4,312,500 shares of our common stock at a price per share of $19.00 completed on June 25, 2013.

Financial Results

Net loss for the three month period ended December 31, 2013, was ($7.1) million, or ($0.31) per share, as compared to a net loss of ($8.0) million, or ($0.47) per share, for the same period in 2012. The net loss for the twelve month period ended December 31, 2013, was ($27.7) million, or ($1.33) per share, as compared to a net loss of ($18.2) million, or ($1.18) per share, for 2012. The decrease in net loss for the three month period ended December 31, 2013 as compared to the same period in 2012 was primarily due to decreased clinical development expenses related to Androxal®, partially offset by an increase in payroll and benefits expenses. The increase in net loss for the twelve month period ended December 31, 2013 as compared to 2012 was primarily due to increased expenses in clinical development related to Androxal®, payroll and benefits and professional services.

Research and development ("R&D") expenses increased 72%, or approximately $9.6 million, to $22.9 million for the year ended December 31, 2013 as compared to $13.3 million for the prior year. The increase in R&D expenses for 2013 as compared to 2012 was primarily due to an increase of $6.3 million in clinical development expenses related to the Phase 3 studies for Androxal®. Payroll and benefits expenses increased for 2013 as compared to 2012 by $1.8 million due to increased headcount. Included in payroll and benefits expenses is a charge for non-cash stock based compensation of $1.8 million for 2013 as compared to $880,000 for 2012. Additionally, operating and occupancy expenses increased $1.5 million for 2013 as compared to 2012 due to increases in legal expenses, costs associated with our patent portfolio, other outside services and travel expenses.

General and administrative ("G&A") expenses remained constant at $4.8 million for both years ended December 31, 2013 and 2012. However, payroll and benefits expenses decreased 18%, or approximately $562,000, to $2.5 million for 2013 as compared to $3.1 million for 2012. Included in payroll and benefits expense is a charge for non-cash stock based compensation expense of $1.3 million for 2013 as compared to $1.9 million for 2012. G&A operating and occupancy expense increased 32%, or approximately $553,000, to $2.3 million for 2013 as compared to $1.7 million for 2012. The increase was primarily due to an increase in professional services.

Total revenues and other income increased to $9,000 for the year ended December 31, 2013 as compared to $3,000 for the prior year. This increase was primarily due to an increase in interest income as a result of higher cash balances in 2013 as compared to 2012.

As of December 31, 2013, the Company had 23,013,215 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues
Interest income	$ 4	$ 2	$ 9	$ 3
Total revenues	4	2	9	3

Expenses
Research and development	5,781	6,568	22,912	13,343
General and administrative	1,365	1,479	4,818	4,827
Total expenses	7,146	8,047	27,730	18,170

Net loss	$ (7,142)	$ (8,045)	$ (27,721)	$ (18,167)

Net loss per share - basic and diluted	$ (0.31)	$ (0.47)	$ (1.33)	$ (1.18)

Weighted average shares used in loss per share calculation:
Basic	23,012	17,134	20,808	15,346
Diluted	23,012	17,134	20,808	15,346

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$ 75,807	$ 24,212
Other currents assets	189	406
Fixed assets (net)	75	53
Other assets (net)	2,906	2,161
Total assets	$ 78,977	$ 26,832

Accounts payable and accrued expenses	$ 3,552	$ 3,798
Stockholders' equity	75,425	23,034
Total liabilities and stockholders' equity	$ 78,977	$ 26,832
CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com